                                                     Registration No. 333-77213
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                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                                   Post-Effective Amendment No. 2
                                                            On Form S-2

                                      Registration Statement Under The Securities Act of 1933*

                                         AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                         -------------------------------------------
                                   (Exact name of registrant as specified in its charter)

                                                         CONNECTICUT
                                                         -----------
                               (State or other jurisdiction of incorporation or organization)

                                                             63
                                                             --
                                  (Primary Standard Industrial Classification Code Number)

                                                         06-1241288
                                                         ----------
                                            (I.R.S. Employer Identification No.)

                               ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                               --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                          M. PRISCILLA PANNELL, CORPORATE SECRETARY
                               ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                               --------------------------------------------------------------
            (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                          Copy To:
                                                     SCOTT K. RICHARDSON, ESQ.
                                                           SENIOR COUNSEL
                                   One Corporate Drive, Shelton, Connecticut 06484 (203) 925-6922
                                   --------------------------------------------------------------

                                  Approximate date of commencement of proposed sale to the public:
                December 15, 2000 or as soon as practicable after the effective date of this Registration Statement

If any of the  securities  being  registered  on this form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the Securities Act of 1933 check the following:  X .
                                                      --

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following:  ___.

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                                                  Calculation of Registration Fee
            Title of each                                 Proposed              Proposed
              class of                                     maximum               maximum
             securities              Amount               offering              aggregate             Amount of
                to be                 to be                 price               offering            registration
             registered            registered             per unit               price**                 fee
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          Annuity Contracts                                                   $500,000,000            $132,000
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*Pursuant to Rule 429 under the  Securities  Exchange Act of 1934,  the  prospectus  contained in this  Registration  Statement also relates to annuity contracts which are covered by our earlier registration statement, including Registration File Number 33-62791.
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**The proposed  aggregate  offering price is estimated solely for determining the registration  fee. The amount to be registered and the proposed maximum  offering price per unit are not applicable  since these securities are not issued in predetermined  amounts or units.
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ASXT/WELLS/EVA/FUSI-XT

Registrant  represents  that it has made no  substantive  changes  from or  additions  to the  prospectus(es)  filed  pursuant to
Post-Effective  Amendment  No. 1 to the  Registration  Statement  filed on April 27, 2000 as  supplemented  thereafter,  and such prospectuses are hereby incorporated by reference to this Post-Effective Amendment.

                                                    SIGNATURES

Pursuant to the  requirements  of the  Securities  Act of 1933,  the  Registrant  certifies  that it has reasonable grounds  to  believe  that it meets  all of the  requirements  for  filing  on Form S-2 and has  duly  caused  this registration  statement to be signed on its behalf by the undersigned,  thereunto duly  authorized,  in the City of
Shelton, State of Connecticut, on the 14th day of December, 2000.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                    Registrant

By:/s/ Kathleen A. Chapman                                                                Attest:/s/ Scott K. Richardson
Kathleen A. Chapman, Assistant Corporate Secretary                                               Scott K. Richardson

Pursuant to the  requirements of the Securities Act of 1933, this  Registration  Statement has been signed below by the following persons in the capacities and on the date indicated.

              Signature                                     Title                              Date
              ---------                                     -----                              ----
                                                (Principal Executive Officer)

           Wade A. Dokken*        President and Chief Executive Officer,                 December 14, 2000
           ---------------                                                               -----------------
           Wade A. Dokken           Chairman of the Board and Director

                          (Principal Financial Officer and Principal Accounting Officer)

    /s/ Thomas M. Mazzaferro            Executive Vice President and                      December 14, 2000
                                                                                         -----------------
        Thomas M. Mazzaferro              Chief Financial Officer

    /s/ David R. Monroe               Senior Vice President, Treasurer                    December 14, 2000
                                                                                         -----------------
           David R. Monroe               and Corporate Controller

                                               (Board of Directors)

      Patricia Abram***                              Gordon C. Boronow*                Malcolm M. Campbell*
      -----------------                              ------------------                --------------------
      Patricia Abram                                  Gordon C. Boronow                 Malcolm M. Campbell

      Wade A. Dokken*                                   Y.K. Chan***                    Lincoln R. Collins*
      ---------------                                   ------------                    -------------------
      Wade A. Dokken                                      Y.K. Chan                     Lincoln R. Collins

      Ian Kennedy***                                Thomas M. Mazzaferro*                 Gunnar Moberg*
      --------------                                ---------------------                 --------------
      Ian Kennedy                                    Thomas M. Mazzaferro                   Gunnar Moberg

      Christian Thwaites***                           Bayard F. Tracy*                 Deborah G. Ullman***
      ---------------------                           ----------------                 --------------------
      Christian Thwaites                              Bayard F. Tracy                    Deborah G. Ullman

                                                    Brett M. Winson**
                                                    -----------------
                                                     Brett M. Winson

                                */**/***By:  /s/ Kathleen A. Chapman
                                            Kathleen A. Chapman

        *Pursuant to Powers of Attorney previously filed with Initial Registration Statement No. 333-25733
 **Pursuant to Power of Attorney filed with Post-Effective Amendment No. 4 to Registration Statement No. 333-25733
    ***Pursuant to Powers of Attorney filed with Post-Effective Amendment No. 11 to Registration Statement No. 33-87010